Exhibit (23)

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 2-58577 and 333-84815) pertaining to the Thrift and Profit Sharing Plan of Cooper Tire & Rubber Company of our report dated June 25, 2002, with respect to the financial statements and schedule of the Cooper Tire & Rubber Company Thrift and Profit Sharing Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2001.

/s/ Ernst & Young LLP ERNST & YOUNG LLP

Toledo, Ohio
June 25, 2002